Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports
Third Quarter of Fiscal 2016 Financial Results

Westminster, MA – February 16, 2016 – TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the third quarter and first nine month period of fiscal year 2016, the period ended December 31, 2015.
Third Quarter Recap
"This was another quarter of operational and financial progress as we delivered our third consecutive quarter of net profit and increased our sales order backlog by approximately $6 million in the last nine months to $20.5 million at December 31, 2015," stated Alexander Shen, TechPrecision's Chief Executive Officer. "We improved profitability in the third quarter of fiscal 2016 on a sales volume that was essentially the same as the year-ago quarter, with net profit of $12,000 compared to a net loss of $946,000 for the third quarter of fiscal 2015.  We achieved these results with our consistent sharp focus on productivity initiatives, resource realignment, and top line growth with key customers.  Furthermore, we renegotiated terms on one of our outstanding loans which contributed to a $2.5 million improvement in our working capital position since fiscal 2015 year-end."
"Moving forward, we intend to maintain the sharp focus that led us to this point of our recovery," continued Mr. Shen.  "We plan to replenish our backlog and continue to focus on new business contracts with our core customers which utilize our core competencies in custom, large scale, high precision fabrication and machining, and leverage our established expertise, certifications, and qualifications in the defense, nuclear, and precision industrial sectors.  We must continue to execute and maintain operational run rate improvements to improve our gross margins, and increase the amount of cash generated from operations."
Third  Quarter of Fiscal 2016 Financial Results
•	Net sales of $3.5 million were essentially flat compared to the year-ago quarter.
•	Cost of sales decreased 23% or $735,000 to $2.4 million compared to $3.2 million in the year-ago quarter.
•	Gross profit was $1.1 million compared to $341,000 in the same quarter last year. Gross margins improved in the third quarter of fiscal 2016 due to improved throughput, lower materials and labor costs, and the absence of contract losses.
•	Selling, general and administrative expenses increased by approximately 9% or $63,200 compared to the same quarter last year. The third quarter of fiscal 2015 was positively impacted by a $300,000 nonrecurring adjustment to compensation.
•	Net income of $12,000 increased significantly compared to a net loss of $946,000 in the prior year's third quarter.

First Nine Months of Fiscal 2016 Financial Results
•	Net sales decreased 16% or $2.3 million to $12.0 million compared to $14.3 million in the year-ago period. Fiscal 2015 revenues were higher primarily on shipments of production furnace components and certain prototypes under a certain customer purchase agreement. The Company shipped $1.8 million of production furnace components under this purchase agreement for the nine months ended December 31, 2014.
•	Cost of sales decreased 36% or $4.7 million to $8.2 million compared to $12.9 million in the year-ago period. The decrease was driven primarily by lower labor costs, lower overhead as a percentage of sales and fewer contract losses.
•	Gross profit in the first nine months of fiscal 2016 was $3.8 million compared to $1.4 million in the first nine months of fiscal 2015. The improvement was driven by a better production mix compared to higher labor costs, under absorbed overhead and contract losses which dampened margins in fiscal 2015.
•	Selling, general and administrative expenses decreased by approximately 23%, or $762,000, to $2.5 million in the first nine months of fiscal 2016, down from $3.2 million in the year-ago period.
•	Net income was $473,000 for the first nine months of fiscal 2016 compared to a net loss of $2.9 million in the first nine months of fiscal 2015.
Balance Sheet Summary
At December 31, 2015, TechPrecision had positive working capital of $443,000 compared to negative working capital of $2.1 million at March 31, 2015. The Company had $816,000 in cash and cash equivalents at December 31, 2015 compared to $1.3 million at March 31, 2015. Since the end of the third quarter, cash and cash equivalents have increased to approximately $1.3 million at January 31, 2016.
Teleconference Information
The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Tuesday, February 16, 2016. To participate in the live conference call, please dial 1-877-407-8133 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-201-689-8040. When prompted, reference Conference Passcode 13629925.
A replay will be available for one month until March 16, 2016. To access the replay, dial 1-877-660-6853 or 1-201-612-7415. When prompted, enter Conference Passcode 13629925.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=174689.
About TechPrecision Corporation
TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern, to change the composition of our revenues and effectively reduce operating expenses, the Company's ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$816,301	$1,336,325
Accounts receivable, less allowance for doubtful accounts of $25,000 at December 31, 2015
and March 31, 2015	766,564	826,363
Costs incurred on uncompleted contracts, in excess of progress billings	2,798,008	2,008,244
Inventories- raw materials	148,550	134,812
Current deferred taxes	826,697	826,697
Other current assets	464,841	538,253
Total current assets	5,820,961	5,670,694
Property, plant and equipment, net	5,217,048	5,610,041
Other noncurrent assets, net	9,676	45,490
Total assets	$11,047,685	$11,326,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,225,873	$1,526,123
Trade notes payable	--	138,237
Accrued expenses	1,623,254	1,665,658
Advanced claims payment	507,835	--
Deferred revenues	1,087,179	1,211,506
Short-term debt	--	2,250,000
Current portion of long-term debt	934,176	933,651
Total current liabilities	5,378,317	7,725,175
Long-term debt, including capital lease	4,035,160	2,485,858
Noncurrent deferred taxes	826,697	826,697
Stockholders' Equity:
Preferred stock - par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with -0- and 1,927,508 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively
(liquidation preference: $0 - December 31, 2015; $549,340 - March 31, 2015)	--	524,210
Common stock - par value $.0001 per share, 90,000,000 shares authorized,
27,324,593 and 24,669,958 shares issued and outstanding at December 31, 2015
and at March 31, 2015, respectively	2,732	2,467
Additional paid in capital	7,057,807	6,487,589
Accumulated other comprehensive income	23,344	23,561
Accumulated deficit	(6,276,372)	(6,749,332)
Total stockholders' equity	807,511	288,495
Total liabilities and stockholders' equity	$11,047,685	$11,326,225

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Net sales	$3,506,560	$3,510,842	$11,985,422	$14,311,895
Cost of sales	2,434,900	3,169,456	8,223,349	12,884,553
Gross profit	1,071,660	341,386	3,762,073	1,427,342
Selling, general and administrative	768,220	705,059	2,482,465	3,243,968
Income (loss) from operations	303,440	(363,673)	1,279,608	(1,816,626)
Other income (expense)	465	136	1,531	(1,023)
Interest expense (includes OCI reclassifications for cash flow hedges of ($-0-) and ($248,464) in 2014)	(291,908)	(582,202)	(808,209)	(1,200,796)
Interest income	6	21	30	96
Total other expense, net	(291,437)	(582,045)	(806,648)	(1,201,723)
Income (loss) before income taxes	12,003	(945,718)	472,960	(3,018,349)
Income tax benefit (related to OCI reclassification)	--	--	--	(152,792)
Net income (loss)	$12,003	$(945,718)	$472,960	$(2,865,557)
Other comprehensive income, before tax:
Change in unrealized loss on cash flow hedges	--	--	--	(16,680)
Reclassification adjustment for cash flow hedges	--	--	--	248,464
Foreign currency translation adjustments	(1,135)	(4,319)	217	(4,272)
Other comprehensive income, before tax	(1,135)	(4,319)	217	227,512
Tax expense from reclassification adjustment	--	--	--	152,792
Other comprehensive income, net of tax	(1,135)	(4,319)	217	74,720
Comprehensive income (loss)	$10,868	$(950,037)	$473,177	$(2,790,837)
Net income (loss) per share (basic)	$0.00	$(0.04)	$0.02	$(0.12)
Net income (loss) per share (diluted)	$0.00	$(0.04)	$0.02	$(0.12)
Weighted average number of shares outstanding (basic)	27,324,593	24,669,958	26,084,080	24,447,736
Weighted average number of shares outstanding (diluted)	27,509,980	24,669,958	26,210,206	24,447,736

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$472,960	$(2,865,557)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	582,628	633,741
Amortization of debt issue costs	219,876	177,771
Stock based compensation expense	51,100	196,458
Provision for contract losses	(111,958)	(589,392)
Changes in operating assets and liabilities:
Accounts receivable	59,798	220,258
Costs incurred on uncompleted contracts, in excess of progress billings	(789,764)	2,068,537
Inventories – raw materials	(13,738)	70,586
Other current assets	(110,355)	(214,294)
Other noncurrent assets	--	105,395
Accounts payable	(438,486)	(908,083)
Accrued expenses	67,709	116,290
Advanced claims payment	507,835	--
Deferred revenues	(124,327)	(283,575)
Net cash provided by (used in) operating activities	373,278	(1,271,865)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(192,215)	(54,096)
Net cash used in investing activities	(192,215)	(54,096)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt	--	6,400,000
Repayment of long-term debt	(700,174)	(4,628,174)
Deferred loan costs	--	(253,975)
Net cash (used in) provided by financing activities	(700,174)	1,517,851
Effect of exchange rate on cash and cash equivalents	(913)	76
Net (decrease) increase in cash and cash equivalents	(520,024)	191,966
Cash and cash equivalents, beginning of period	1,336,325	1,086,701
Cash and cash equivalents, end of period	$816,301	$1,278,667

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